EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
06/09/08	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S GLOBAL COMPARABLE SALES UP 7.7% IN MAY

•	U.S. comparable sales rose 4.3%

•	Europe comparable sales increased 9.6%

•	Asia/Pacific, Middle East and Africa comparable sales up 9.7%

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales increased 7.7% in May and 7.0% year-to-date.  Systemwide sales for McDonald’s worldwide restaurants increased 16.0% in May, or 9.1% in constant currencies.
    McDonald’s Chief Executive Officer Jim Skinner said, "We're committed to providing our customers with compelling value, unique menu variety and unparalleled convenience.  Our steadfast focus on the customer experience and our alignment behind the Plan to Win continue to deliver positive results worldwide.”
    U.S. comparable sales rose 4.3% in May, on top of a strong increase last year. McDonald’s robust breakfast line-up, new menu items, including the recently launched Southern Style Chicken biscuit and sandwich, and emphasis on everyday affordability continue to bring more customers to McDonald’s.
    Momentum continued in Europe as comparable sales increased 9.6% for the month led by the U.K., France and Russia.  The ongoing appeal of locally relevant premium products, classic menu favorites and value options available across Europe contributed to this month’s results.
    Comparable sales for Asia/Pacific, Middle East and Africa were up 9.7% in May driven primarily by strong performance in Australia and many other markets. Throughout the segment, branded value offerings, breakfast and extended operating hours are giving customers more reasons to visit McDonald’s.
    McDonald’s expects the effective tax rate for the second quarter and full year to be approximately 29% to 31%.
.

Percent Increase		Comparable	Systemwide Sales
		Sales	As	Constant
Month ended May 31,	2008	2007	Reported	Currency
McDonald's Corporation	7.7	8.7	16.0	9.1
Major Segments:
U.S.	4.3	7.4	5.2	5.2
Europe	9.6	8.9	24.8	11.3
APMEA*	9.7	10.2	24.7	12.2

Year-To-Date May 31,
McDonald's Corporation	7.0	6.5	15.4	8.4
Major Segments:
U.S.	3.0	4.8	3.9	3.9
Europe	9.8	7.2	25.0	11.5
APMEA*	9.2	9.3	24.2	11.8
* Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent the change in sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, rebuilding and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, including those operated by the Company, franchisees and affiliates.  Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales.  In May 2008, this calendar shift/trading day adjustment consisted of one less Tuesday and Wednesday, and one more Friday and Saturday compared with May 2007.  The resulting adjustment varied by area of the world, ranging from approximately +1.8% to +2.3%.

Upcoming Communications
    McDonald’s tentatively plans to release second quarter results on July 23, 2008.

    McDonald's is the leading global foodservice retailer with more than 31,000 local restaurants in more than 100 countries.  More than 75% of McDonald's restaurants worldwide are owned and operated by franchisees and affiliates.  Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

#   #   #